EXHIBIT 99.1

Company Contact:
Brenda Morris
Chief Financial Officer
Zumiez Inc.
(425) 551-1564

Investor Contact:
Integrated Corporate Relations
Chad Jacobs/David Griffith
(203) 682-8200

ZUMIEZ INC. ANNOUNCES FISCAL 2006
SECOND QUARTER RESULTS
Q2-06 Net Sales Increased 41.5% to $55.8 Million;
Comparable Store Sales Increased 12.6% in Second Quarter;
Net Income Increased to $1.6 million in Second Quarter, 94% over prior year quarter;
Q2-06 Diluted EPS Doubled to $0.06;
Company Raises Fiscal 2006 EPS Guidance to $0.66 to $0.67

Everett, WA — August 16, 2006 — Zumiez Inc. (NASDAQ: ZUMZ) today reported results for the second quarter ended July 29, 2006.

Total net sales for the second quarter (13 weeks) ended July 29, 2006 increased by 41.5% to $55.8 million from $39.4 million reported in the second quarter (13 weeks) of the prior fiscal year.  The company posted net income for the quarter of $1.6 million or $0.06 per diluted share versus $848,000 or $0.03 per diluted share in the second quarter of the prior fiscal year.  Comparable store sales increased 12.6% for the second quarter of fiscal 2006 compared to 11.3% in the second quarter of fiscal 2005.

Total net sales for the first six months (26 week period) of fiscal 2006 increased by 42.3% to $103.5 million from $72.8 million reported in the first six months of the prior year.  The company posted net income of $2.8 million or $0.10 per diluted share in the first six months of 2006 versus $808,000 or $0.03 per diluted share in the prior year.  Comparable store sales increased 15.8% for the first six months of fiscal 2006 compared to 11.6% for the first six months of fiscal 2005.

Rick Brooks, President and Chief Executive Officer of Zumiez Inc., stated, “We are pleased with our second quarter results, particularly our ability to generate same store sales gains in excess of 12% and a doubling of earnings per share.  While the junior’s category has been relatively challenging, we anticipated that the business would slow due to lack of a clear fashion direction and have planned and are planning our inventory accordingly.  Our strong brand and category diversity differentiates Zumiez from other retailers in the mall and gives us the flexibility to relatively quickly adjust our product mix to changing trends.”

During the quarter, Zumiez completed the acquisition of 19 Fast Forward stores.  The company also opened 22 stores during the quarter and remains on track to open 42 new stores in fiscal 2006.

Mr. Brooks concluded, “I believe that we are well-positioned for back-to-school and note that it is important to recognize that the period stretches through August and well into September.  Longer term, we will continue to leverage our strong brand, compelling business model, unique market position and significant store expansion opportunities to drive annual earnings growth towards our goal of 30%.”

2006 Outlook

The company stated that it is raising guidance for fiscal 2006 to $0.66 to $0.67 in diluted earnings per share.  Weighted average diluted shares for the fiscal year are expected to be approximately 29,300,000.

In putting forth this outlook, the company reminds investors of the complexity of accurately assessing future growth given the difficulty in predicting fashion trends and consumer preferences, boardsports popularity and participation rates, general economic conditions and the impact of other business variables and risks.

A conference call will be held today to discuss second quarter results and will be web cast at 5:00 p.m. ET on http://ir.zumiez.com.  Participants may also dial (866) 356-3095 followed by the conference identification code of 57232931.

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories.  Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX.  As of August 10, 2006 we operate 221 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  These statements include, without limitation, predictions and guidance relating to the company’s future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology.  These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties.  Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the company’s quarterly report on Form 10-Q for the quarter ended April 29, 2006 as filed with the Securities and Exchange Commission and available at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC.
CONDENSED STATEMENT OF INCOME
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 29, 2006	July 30, 2005	July 29, 2006	July 30, 2005
Net sales	$55,756	$39,407	$103,541	$72,776
Cost of goods sold	36,981	26,633	69,500	50,155
Gross margin	18,775	12,774	34,041	22,621

Selling, general and administrative expenses	16,780	11,502	30,576	21,332
Operating profit	1,995	1,272	3,465	1,289

Interest income (expense), net	231	78	583	34
Other income (expense), net	(16)	1	(16)	16
Earnings before income taxes	2,210	1,351	4,032	1,339

Provision for income taxes	568	503	1,281	531
Net income	$1,642	$848	$2,751	$808

Basic net income per share	$0.06	$0.03	$0.10	$0.03

Diluted net income per share	$0.06	$0.03	$0.10	$0.03

Weighted average shares outstanding, Basic	27,396,890	26,573,784	27,299,864	24,592,152

Weighted average shares outstanding, Diluted	28,903,588	28,213,112	28,768,373	26,231,480

ZUMIEZ INC.
CONDENSED BALANCE SHEETS
(in thousands, except share amounts)

	July 29, 2006	January 28, 2006	July 30, 2005
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$4,221	$4,737	$17,844
Marketable Securities	10,366	38,264	—
Receivables	6,196	3,746	4,863
Inventory	51,783	30,559	42,226
Prepaid expenses and other	3,610	711	2,820
Deferred tax assets	1,485	938	1,059
Total current assets	77,661	78,955	68,812

Leasehold improvements and equipment, net	45,447	35,456	30,854
Goodwill	11,635	—	—
Total long-term assets	57,082	35,456	30,854

Total assets	$134,743	$114,411	$99,666

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$30,075	$18,623	$25,168
Accrued payroll and payroll taxes	3,317	4,388	2,481
Income taxes payable	—	3,309	—
Current portion of deferred rent and tenant allowances	1,180	900	960
Other accrued liabilities	7,860	4,378	4,828
Total current liabilities	42,432	31,598	33,437

Long-term deferred rent and tenant allowances, less current portion	10,226	7,595	5,794
Deferred tax liabilities	807	1,534	1,182
Total long-term liabilities	11,033	9,129	6,976

Commitments and contingencies (Note 4)

Shareholders’ equity
Preferred stock, no par value, 40,000,000 shares authorized; none issued and outstanding
Common stock, no par value, 100,000,000 shares authorized; 27,553,420 shares issued and outstanding at July 29, 2006, 27,259,297 shares issued and outstanding at January 28, 2006, and 26,914,660 issued and outstanding at July 30, 2005	39,885	35,031	32,637
Accumulated other comprehensive income	(16)	(5)	—
Retained earnings	41,409	38,658	26,616
Total shareholders’ equity	81,278	73,684	59,253

Total liabilities and shareholders’ equity	$134,743	$114,411	$99,666

ZUMIEZ INC.
CONDENSED CASH FLOWS
(in thousands)
(Unaudited)

	For the Six Months Ended
	July 29, 2006	July 30, 2005
Cash flows from operating activities
Net income	$2,751	$808
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	4,675	3,466
Deferred tax expense	(1,273)	(528)
Stock compensation expense	878	82
Loss on disposal of assets	5	19
Loss on sale of marketable securities	17	—
Excess tax benefit from stock options	(3,102)	—
Changes in operating assets and liabilities
Receivables	(2,282)	(2,952)
Inventory	(16,433)	(13,581)
Prepaid expenses	(2,730)	(1,654)
Trade accounts payable	9,149	8,513
Accrued payroll and payroll taxes	(1,137)	(80)
Income taxes payable	(207)	(2,611)
Other accrued liabilities	2,800	(575)
Deferred rent	(165)	306
Net cash used in operating activities	(7,054)	(8,787)

Cash flows from investing activities
Additions to leasehold improvements and equipment	(9,260)	(6,382)
Acquisitions, net of cash acquired	(15,273)	—
Purchases of marketable securities	(60,412)	—
Sales and maturities of marketable securities	88,239	—
Net cash provided by (used in) investing activities	3,294	(6,382)

Cash flows from financing activities
Change in book overdraft	—	(429)
Borrowings on revolving credit facility	—	16,450
Payments on revolving credit facility	(732)	(16,450)
Proceeds from exercise	874	458
Proceeds from sale of stock	—	31,958
Excess tax benefit from stock options	3,102	—
Net cash provided by financing activities	3,244	31,987

Net increase (decrease) in cash and cash equivalents	(516)	16,818
Cash and cash equivalents, Beginning of period	4,737	1,026
Cash and cash equivalents, End of period	$4,221	$17,844

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$—	$59
Cash paid during the period for income taxes	3,577	2,605